UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 28, 2018

__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-6903	75-0225040
(State or other jurisdiction of incorporation	(Commission File No.)	(I.R.S. Employer Identification No.)

2525 N. Stemmons Freeway, Dallas, Texas		75207-2401
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:	214-631-4420
Not Applicable
Former name or former address, if changed since last report
______________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.
As previously reported in a Form 8-K dated January 31, 2018, William A. McWhirter II, Sr. Vice President of Trinity Industries, Inc. (the “Company”) and Group President of the Company’s Construction, Energy, and Marine Group, is transitioning to retirement. In connection therewith, on February 28, 2018, the Company and Mr. McWhirter entered into an Executive Transition Agreement (the “Agreement”), which sets forth certain matters with respect to the terms of Mr. McWhirter’s phased retirement and transition. The terms and conditions of the Agreement include, but are not limited to, the following:
Through July 31, 2018, Mr. McWhirter will continue reporting to the Company’s Chief Executive Officer (“CEO”) or his delegate, during which time his duties will include, without limitation, transitioning his current role, responsibilities, and business knowledge to his successor, consulting with the CEO or CEO’s delegate pertaining to pending commercial and related activities, cooperating with the Company in its management of pending legal matters, and consulting on other matters determined by the Company’s CEO or his delegate.
Mr. McWhirter will be compensated as follows:
Through July 31, 2018, Mr. McWhirter will be paid at his current compensation level, will participate in the Company’s Executive Perquisite Program and will perform his duties on a full time basis. In addition, he will receive 2018 prorated short term incentive compensation for one calendar quarter (payable in 2019), but will not receive any new long term incentive compensation grants.
From August 1, 2018 through May 31, 2020, Mr. McWhirter will be paid a base salary of $10,000.00 per calendar month, subject to Mr. McWhirter’s accessibility to the Company for up to thirty (30) hours per calendar month for consultation with the CEO or CEO’s delegate pertaining to the Company’s commercial and legal affairs. In addition, Mr. McWhirter will be paid $300.00 per hour, prorated, in excess of the thirty (30) hours in any calendar month for special projects or other assignments by the CEO or the CEO’s delegate.
From June 1, 2020 through May 31, 2021, Mr. McWhirter has agreed to be reasonably available to Company for advisory, consultation, and project work for which he will be paid $300.00 per hour, prorated.
All outstanding, performance and time-based, restricted stock, stock units, career stock grants, and career step share grants awarded to Mr. McWhirter will be governed by the express language, terms, and conditions of the plans and agreements under which they were granted.
The Change in Control Agreement Class A-1 dated December 31, 2013, between the Company and Mr. McWhirter will terminate effective July 31, 2018, and will thereafter be of no force or effect.
During the term of the Agreement and, in certain circumstances, for additional periods thereafter, Mr. McWhirter is subject to provisions providing for confidentiality and non-competition, and certain non-solicitation provisions regarding customers and employees of the Company.
Both Mr. McWhirter and the Company have provided mutual releases to each other and have agreed to mutual non-disparagement provisions.
The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.

(a) - (c) Not applicable.
(d) Exhibits:
Exhibit No. / Description
10.1 Executive Transition Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trinity Industries, Inc.

March 5, 2018	By:	/s/ James E. Perry
Name: James E. Perry
Title: Senior Vice President and Chief Financial Officer